EXHIBIT 99.1

            Richard J. King                                                 July 22, 2002

            Senior Vice President, Corporate Communications

            AMC Entertainment Inc.

            (816) 221-4000

AMC Entertainment Inc. reports record revenues

and Adjusted EBITDA for first quarter of FY2003

KANSAS CITY, Mo. – AMC Entertainment Inc., one of the world’s leading theatrical exhibition companies, today reported record revenues and Adjusted EBITDA for the first quarter of fiscal year 2003, ended June 27, 2002.

On a pro-forma basis, which treats the results from the recent General Cinema and Gulf States Theatres acquisitions as if acquired last year, revenues of $462 million were up 19% from pro-forma revenues of $389 million in the year-ago quarter.  Not considering pro-forma impacts, first-quarter revenues increased 49 percent from $310 million in the same period last year.

Adjusted EBITDA (as defined in the attached Financial Summary) of $62 million for the first quarter was up 50 percent from pro-forma Adjusted EBITDA of $41 million in last year’s first quarter. Not considering pro-forma impacts, Adjusted EBITDA was up 94 percent from $32 million in the same quarter last year.

Net loss for common shares (after preferred dividends) for the first quarter was $10.3 million compared to a pro-forma net loss of $14.2 million in last year’s first quarter.  Not considering pro-forma impacts, net loss for common shares (after preferred dividends)

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was $14.3 million in the year-ago quarter.  The first quarter’s net loss per diluted share was 28 cents compared to a pro-forma net loss per diluted share of 55 cents in the first quarter of last year and a net loss per diluted share not considering pro-forma impacts of 61 cents in the same period last year.

“The strength of the box office, our industry-leading theatres, and the continued successful execution of our strategic plan all combined to produce this quarter’s record results,” said Peter Brown, chairman and chief executive officer. “Looking forward, the Company’s strong cash flow should enable us to maintain the high quality that characterizes the AMC theatre circuit while further reducing our net debt.”

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 250 theatres with 3,553 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Investors will have the opportunity to listen to the quarterly earnings conference call and view the supporting slide presentation at 9 a.m. CDT on Monday, July 22, 2002, through the website www.amctheatres.com. Listeners can also access the call by dialing  (877) 307-8182. A replay of the call will be available on the website through Monday, Aug. 5.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company’s ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws and unforeseen changes in operating requirements.

FINANCIAL SUMMARY FOLLOWS

AMC ENTERTAINMENT INC.

FINANCIAL SUMMARY

(In thousands, except per share data)

	Thirteen Weeks Ended
		Pro Forma(5)
	June 27, 2002	June 28, 2001	June 28, 2001
Statement of Operations Data:
Admissions	$309,467	$256,650	$203,184
Concessions	126,171	108,215	84,865
Other theatre	12,754	16,095	13,190
Other	13,234	8,531	8,531
Total revenues	461,626	389,491	309,770
Film exhibition costs	174,720	137,986	110,181
Concession costs	17,058	14,819	10,725
Theatre operating expense	108,913	104,855	79,678
Rent	73,950	71,653	58,846
Other	12,491	10,740	10,740
General and administrative expense	32,290	8,230	7,795
Preopening expense	797	1,269	1,269
Theatre and other closure expense	(229)	76	76
Reorganization items	-	1,728	-
Depreciation and amortization	29,432	29,198	23,298
(Gain) loss on disposition of assets	(186)	159	159
Total costs and expenses	449,236	380,713	302,767
Other expense	-	3,754	3,754
Interest expense	19,467	17,144	15,413
Investment income	(1,002)	(282)	(282)
Total other expense	18,465	20,616	18,885
Loss before income taxes	(6,075)	(11,838)	(11,882)
Income tax provision	(5,200)	-	-
Net loss	$ (875)	$(11,838)	$(11,882)
Preferred dividends	9,419	2,398	2,398
Net loss for common shares	$ (10,294)	$(14,236)	$(14,280)
Net loss per share:
Basic	$ (0.28)	$ (0.55)	$ (0.61)
Diluted	$ (0.28)	$ (0.55)	$ (0.61)
Average shares outstanding:
Basic	36,276	25,884	23,469
Diluted	36,276	25,884	23,469

Thirteen Weeks Ended
Pro Forma(5)
June 27, 2002	June 28, 2001	June 28, 2001
Other Financial Data:
Adjusted EBITDA(1)	$ 61,963	$ 41,306	$ 31,903
After tax cash flow (2)	39,604	17,458	11,514
Capital expenditures, net (3)	20,423	n/a	12,932
Other Data:
Screen additions	18	60	60
Screen acquisitions	641	-	-
Screen dispositions	-	18	18
Average Screens	3,526	3,465	2,788
Attendance (in thousands)	52,831	45,739	36,826
Number of screens operated	3,558	3,510	2,813
Number of theatres operated	251	253	180
Screens per theatre circuit wide	14.2	13.9	15.6

Pro Forma(5)
Balance Sheet Data:	June 27, 2002	March 28, 2002	March 28, 2002
Cash and equivalents	$ 199,024	$ 167,953	$ 219,432
Corporate borrowings	$ 668,408	$ 668,327	$ 596,540
Capital and financing lease obligations	$ 57,163	$ 57,056	$ 57,056
Net debt(4)	$ 526,547	$ 557,430	$ 434,164
Stockholders' equity	$ 306,920	$ 291,507	$ 258,356
Total shares (6)	74,820	73,931	71,501

(1)Represents net loss plus interest expense, income taxes, depreciation and amortization and adjusted for stock-based and special compensation expense of $19,759 included in general and administrative expense in fiscal 2003 related primarily to forgiveness of loans to executive officers and $98 included in fiscal 2002 related to stock-based compensation, preopening expense, theatre and other closure expense, reorganization items, (gain) loss on disposition of assets and investment income, and excludes other expense of $3,754 (in fiscal 2002) incurred in connection with the issuance of Preferred Stock.  We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors with additional information for estimating our value and evaluating our ability to service debt.  We believe that Adjusted EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to our net loss (as determined in accordance with GAAP).  Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies.  In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

(2)Represents net loss plus depreciation and amortization and adjusted for the non-cash portion of stock-based and special compensation expense of $11,047 included in general and administrative expense in fiscal 2003 related primarily to forgiveness of loans to executive officers and $98 included in fiscal 2002 related to stock-based compensation.

(3)Represents capital expenditures less proceeds from sale and leaseback transactions.

(4)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.

(5)The unaudited pro forma financial information presented above sets forth our historical statements of operations and balance sheet for the periods indicated and give effect to the acquisitions of GC Companies, Inc. and Gulf States Theatres as adjusted for the related preliminary purchase price allocations.  We believe that the final allocation of purchase price will not differ materially from the preliminary allocation.  Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date.  The unaudited pro forma financial information should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2001, our Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2001 including, in each case, the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our reports on Form 8-K filed on March 13, 2002, March 18, 2002 and April 10, 2002.

(6)Represents outstanding shares of Common Stock and Class B Stock (including all shares issued for the acquisition of GC Companies, Inc. for the period ended June 27, 2002), incremental shares issuable under stock options, using the treasury stock method, stock awards and upon the conversion of Series A Convertible Preferred Stock to Common Stock.